EXHIBIT 3.3

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "STONE CONSULTING SERVICES, INC.", CHANGING ITS NAME FROM "STONE CONSULTING SERVICES, INC." TO "YATINOO, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2008, AT 1:49 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4265568 8100

AUTHENTICATION: 6968862

081117726

DATE: 11-17-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:18 PM 11/14/2008
FILED 01:49 PM 11/14/2008
SRV 081117726 - 4265568 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

STONE CONSULTING SERVICES, INC.

It is hereby certified that:

1. The name of the corporation is Stone Consulting Services, Inc. (the "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST, thereof in its entirety and replacing it with the following:

> "FIRST: The name of the corporation is "YATINOO, INC." (hereinafter called the "Corporation")

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: As of November 14, 2008

Michael Stone, President

1059775.2